UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-27304


                             Charter Financial, Inc.
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             (Exact name of registrant as specified in its charter)


     114 West Broadway, P. O. Box 238, Sparta, Illinois 62286 (618) 443-2166
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.10 per share
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            (Title of each class of securities covered by this Form)


                                      None
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          (Titles of all other  classes of  securities  for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [ X ]           Rule 12h-3(b)(1)(i)      [   ]
         Rule 12g-4(a)(1)(ii)     [   ]           Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(2)(i)      [   ]           Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)     [   ]           Rule 12h-3(b)(2)(ii)     [   ]
                                                  Rule 15d-6               [   ]

         Approximate  number of  holders  of record as of the  certification  or
notice date:       None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Financial, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:    May 7, 1998                               By:  /s/Gary D. Hemmer
                                                        --------------------
                                                        Gary D. Hemmer
                                                        Executive Vice President
                                                        of Magna Group, Inc.
                                                        (successor by merger to
                                                        Charter Financial, Inc.)